PRELIMINARY TERMS SUPPLEMENT NO. 20 dated February 24, 2010 (Subject to Completion)
To Product Supplement No. 6 dated February 23, 2010 and
Prospectus Supplement and Prospectus dated February 4, 2010
Relating to the Eksportfinans ASA U.S. Medium-Term Note Program

Filed Pursuant to Rule 433 Registration Statement No. 333-164694

Units
Accelerated Return Notes®
Linked to the MSCI EAFE Index
Due May , 2011
$10 principal amount per unit

Expected Pricing Date*	March , 2010
Settlement Date*	April , 2010
Maturity Date*	May , 2011
CUSIP No.	

Eksportfinans ASA

Accelerated Return Notes®

STRUCTURED INVESTMENTS
PRINCIPAL PROTECTION
ENHANCED INCOME
MARKET PARTICIPATION
ENHANCED PARTICIPATION

- *3-to-1 upside exposure, subject to a cap of 13.00% to 17.00%*
- *1-to-1 downside exposure, with no downside limit*
- *A maturity of approximately 14 months*
- *Payment of the Redemption Amount at maturity is subject to the credit risk of Eksportfinans*
- *Linked to the MSCI EAFE Index*
- *No periodic interest payments*
- *No listing on any securities exchange*

The Notes will have the terms specified in this terms supplement as supplemented by the accompanying product supplement no. 6 and the prospectus supplement and prospectus (together, the Note Prospectus). Investing in the Notes involves a number of risks. There are important differences between the Notes and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-5 of this preliminary terms supplement, beginning on page PS-4 of product supplement no. 6, and beginning on page S-4 of the prospectus supplement. The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, each of MLPF&S and its broker-dealer affiliate First Republic Securities Company, LLC is acting in its capacity as a principal.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public Offering Price:(1)	$10.00	$
Underwriting Discount:(1)(2)	$ 0.20	$
Proceeds to Eksportfinans ASA Before Expenses:	$ 9.80	$

(1) The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.95 and $0.15 per unit, respectively.
(2) For additional information, see “Supplemental Plan of Distribution” in product supplement no. 6.

* Depending on the date the Notes are priced for initial sale to the public, which may be in March or April 2010, the settlement date may occur in March or April 2010, and the maturity date may occur in May or June 2011. Any reference in this terms supplement to the month in which the pricing date, settlement date or maturity date will occur is subject to change as specified above.

Merrill Lynch & Co.

March    , 2010

Summary

The Accelerated Return Notes® Linked to the MSCI EAFE Index due May    , 2011 (the Notes) are senior unsecured debt securities of Eksportfinans ASA (Eksportfinans). The Notes are not guaranteed or insured by the Federal Deposit Insurance Corporation (FDIC) or secured by collateral, and they are not guaranteed under the FDIC’s Temporary Liquidity Guarantee Program. The Notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the Notes, including any repayment of principal, will be subject to the credit risk of Eksportfinans. The Notes provide a leveraged return for investors, subject to a cap, if the level of the MSCI EAFE Index (the Index) increases moderately from the Starting Value of the Index, as determined on the Pricing Date, to the Ending Value of the Index, as determined during the Calculation Period. Investors must be willing to forgo interest payments on the Notes and to accept a return that is capped or a repayment that is less, and potentially significantly less, than the Original Offering Price of the Notes.

Capitalized terms used but not defined in this terms supplement have the meanings set forth in product supplement no. 6. References in this terms supplement to “Eksportfinans”, “we”, “us” and “our” are to Eksportfinans ASA, and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Terms of the Notes

Issuer:	Eksportfinans ASA
Original Offering Price:	$10 per unit
Term:	Approximately 14 months
Market Measure:	MSCI EAFE Index (Index Symbol MXEA)
Starting Value:	The closing level of the Index on the Pricing Date. The Starting Value will be determined on the Pricing Date and will be set forth in the final terms supplement made available in connection with sales of the Notes.
Ending Value:	The average of the closing levels of the Index on the five Calculation Days occurring during the Calculation Period, as more fully described in product supplement no. 6. If it is determined that a scheduled Calculation Day is not a Market Measure Business Day, or if a Market Disruption Event occurs on a scheduled Calculation Day, the Ending Value will be determined as more fully described in product supplement no. 6.
Capped Value:	$11.30 to $11.70 per unit of the Notes, which represents a return of 13.00% to 17.00% over the $10 Original Offering Price. The actual Capped Value of the Notes will be determined on the Pricing Date and will be set forth in the final terms supplement made available in connection with sales of the Notes.
Calculation Period:	Five scheduled Calculation Days shortly before the maturity date, determined as of the Pricing Date and set forth in the final terms supplement that will be made available in connection with sales of the Notes.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (MLPF&S).

Determining the Redemption Amount for the Notes

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Hypothetical Payout Profile

This graph reflects the hypothetical returns on the Notes, assuming a Capped Value of $11.50 (a 15.00% return), the midpoint of the Capped Value range of $11.30 to $11.70. The green line reflects the hypothetical returns on the Notes, while the dotted gray line reflects the hypothetical returns of a direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Ending Value, Capped Value and the term of your investment.

Hypothetical Payments at Maturity

Examples

Set forth below are three examples of payment at maturity calculations (rounded to two decimal places), assuming a hypothetical Starting Value of 1,484.76, the closing level of the Index on February 16, 2010, and an assumed Capped Value of $11.50, the midpoint of the range of $11.30 and $11.70.

Example 1—The hypothetical Ending Value is equal to 80% of the hypothetical Starting Value:

Hypothetical Starting Value:	1,484.76
Hypothetical Ending Value:	1,187.81

Payment at maturity (per unit) = $8.00

Example 2—The hypothetical Ending Value is equal to 102% of the hypothetical Starting Value:

Hypothetical Starting Value:	1,484.76
Hypothetical Ending Value:	1,514.46

Payment at maturity (per unit) = $10.60

Example 3—The hypothetical Ending Value is equal to 150% of the hypothetical Starting Value:

Hypothetical Starting Value:	1,484.76
Hypothetical Ending Value:	2,227.14

Payment at maturity (per unit) = $11.50 (Payment at maturity (per unit) cannot be greater than the Capped Value)

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The following table illustrates, for a hypothetical Starting Value of 1,484.76 (the closing level of the Index on February 16, 2010) and a range of hypothetical Ending Values of the Index:

  the percentage change from the hypothetical Starting Value to the hypothetical Ending Value;

  the Redemption Amount per unit (rounded to two decimal places);

  the total rate of return to holders of the Notes;

  the pretax annualized rate of return to holders of the Notes; and

  the pretax annualized rate of return of a hypothetical investment in the stocks included in the Index, which includes an assumed aggregate dividend yield of 3.13% per annum.

The table below assumes a Capped Value of $11.50, the midpoint of the Capped Value range of $11.30 and $11.70.

Hypothetical Ending Value		Percentage change from the hypothetical Starting Value to the hypothetical Ending Value	Redemption Amount per unit		Total rate of return on the Notes	Pretax annualized rate of return on the Notes(1)	Pretax annualized rate of return of the stocks included in the Index (1)(2)

742.38		-50.00%	5.00		-50.00%	-51.09%	-47.96%
890.86		-40.00%	6.00		-40.00%	-39.07%	-35.94%
1,039.33		-30.00%	7.00		-30.00%	-28.16%	-25.03%
1,187.81		-20.00%	8.00		-20.00%	-18.12%	-14.99%
1,336.28		-10.00%	9.00		-10.00%	-8.77%	-5.64%
1,365.98		-8.00%	9.20		-8.00%	-6.97%	-3.84%
1,395.67		-6.00%	9.40		-6.00%	-5.20%	-2.07%
1,425.37		-4.00%	9.60		-4.00%	-3.44%	-0.31%
1,455.06		-2.00%	9.80		-2.00%	-1.71%	1.42%
1,484.76	(3)	0.00%	10.00		0.00%	0.00%	3.13%
1,514.46		2.00%	10.60		6.00%	5.02%	4.82%
1,544.15		4.00%	11.20		12.00%	9.88%	6.50%
1,573.85		6.00%	11.50	(4)	15.00%	12.26%	8.15%
1,603.54		8.00%	11.50		15.00%	12.26%	9.79%
1,633.24		10.00%	11.50		15.00%	12.26%	11.41%
1,781.71		20.00%	11.50		15.00%	12.26%	19.26%
1,930.19		30.00%	11.50		15.00%	12.26%	26.75%
2,078.66		40.00%	11.50		15.00%	12.26%	33.92%
2,227.14		50.00%	11.50		15.00%	12.26%	40.79%

(1)

The annualized rates of return specified in this column are calculated on a semiannual bond equivalent basis and assume an investment term from February 23, 2010 to April 26, 2011, a term expected to be similar to that of the Notes.

(2)	This rate of return assumes:

(a)

a percentage change in the aggregate price of the stocks included in the Index that equals the percentage change in the level of the Index from the hypothetical Starting Value to the relevant hypothetical Ending Value;

	(b)	a constant dividend yield of 3.13% per annum, and that the dividends are not reinvested; and

	(c)	no transaction fees or expenses.

(3)

This is the hypothetical Starting Value, the closing level of the Index on February 16, 2010. The actual Starting Value will be determined on the Pricing Date and will be set forth in the final terms supplement made available in connection with sales of the Notes.

(4)

The Redemption Amount per unit of the Notes cannot exceed the assumed Capped Value of $11.50 (the midpoint of the range of $11.30 and $11.70). The actual Capped Value will be determined on the Pricing Date and will be set forth in the final terms supplement made available in connection with sales of the Notes.

The above figures are for purposes of illustration only. The actual amount you receive and the resulting total and pretax annualized rates of return will depend on the actual Starting Value, Ending Value, Capped Value and the term of your investment.

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Risk Factors

There are important differences between the Notes and a conventional debt security. An investment in the Notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” section included in the product supplement no. 6 and the “Risk Factors – Risks related to index linked notes or notes linked to certain assets” section in the prospectus supplement identified below under “Additional Terms of the Notes”. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

  Your investment may result in a loss, which could be substantial.

  Your yield on the Notes, which could be negative, may be lower than the yield on other debt securities of comparable maturity.

  Your return, if any, is limited and may not reflect the return on a direct investment in the components included in the Index.

  You must rely on your own evaluation of the merits of an investment linked to the Index.

  Exchange rate movements may impact the value of the Notes.

  In seeking to provide investors with what we believe to be commercially reasonable terms for the Notes while providing MLPF&S or any other selling agent with compensation for its services, we have considered the costs of developing, hedging and distributing the Notes. If a trading market develops for the Notes (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date.

  The sponsor of the Index may adjust the Index in a way that affects its level, and the sponsor of the Index has no obligation to consider your interests.

  You will not have the right to receive cash dividends or exercise ownership rights with respect to the component stocks included in the Index.

  Your return may be affected by factors affecting international securities markets.

  Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

  Purchases and sales by MLPF&S and its affiliates may affect your return on the Notes.

  MLPF&S or its affiliates may do business with underlying companies.

  Hedging transactions may affect the return of the Notes.

  Tax consequences are uncertain (see “Certain U.S. Federal Income Taxation Considerations” below and “Taxation in the United States” in the product supplement no. 6).

In addition to the risk factors, it is important to bear in mind that the Notes are senior debt securities of Eksportfinans and are not guaranteed or insured by the FDIC or secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the Notes, including any repayment of principal, will be subject to the credit risk of Eksportfinans.

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Investor Considerations

You may wish to consider an investment in the Notes if:

  You anticipate that the Index will appreciate moderately from the Starting Value to the Ending Value.

  You accept that your investment may result in a loss, which could be significant, if the level of the Index decreases from the Starting Value to the Ending Value.

  You accept that the return on the Notes will not exceed the return represented by the Capped Value.

  You are willing to forgo interest payments on the Notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

  You want exposure to the Index with no expectation of dividends or other benefits of owning the underlying securities.

  You accept that a trading market is not expected to develop for the Notes. You understand that secondary market prices for the Notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

  You are willing to make an investment, the payments on which depend in part on our creditworthiness, as the issuer of the Notes.

The Notes may not be appropriate investments for you if:

  You anticipate that the Index will depreciate from the Starting Value to the Ending Value or that the Index will not appreciate sufficiently over the term of the Notes to provide you with your desired return.

  You are seeking principal protection or preservation of capital.

  You seek a return on your investment that will not be capped at a percentage that will be between 13% and 17% over the Original Offering Price.

  You seek interest payments or other current income on your investment.

  You want to receive dividends or other distributions paid on the stocks included in the Index.

  You want assurances that there will be a liquid market if and when you want to sell the Notes prior to maturity.

  You are not willing or are unable to assume the credit risk associated with us, as the issuer of the Notes.

Other Terms of the Notes

The following definition replaces the definition of “Market Measure Business Day” set forth in product supplement no 6:

A “Market Measure Business Day” means a day on which (1) the New York Stock Exchange (the NYSE), the Nasdaq Stock Market, the London Stock Exchange, the Frankfurt Stock Exchange, the Paris Bourse and the Tokyo Stock Exchange (or any successor to the foregoing exchanges) are open for trading and (2) the Market Measure or any successor thereto is calculated and published.

Other Provisions

We may deliver the Notes against payment therefor in New York, New York on a date that is in excess of three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement on the Notes occurs more than three business days from the Pricing Date, purchasers who wish to trade Notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement. In the original offering, the Notes will be sold in minimum investment amounts of 100 units.

MLPF&S is acting as principal and an underwriter and/or selling agent for this offering and will receive underwriting compensation from Eksportfinans. MLPF&S may offer the Notes to dealers and/or selling agents, including affiliates that are dealers (such as First Republic Securities Company, LLC), at that price less a concession not in excess of the underwriting discount set forth on the cover of this terms supplement. If you place an order to purchase the Notes, you are consenting to each of MLPF&S and/or its broker-dealer affiliate First Republic Securities Company, LLC acting as a principal in effecting the transaction for your account.

MLPF&S and First Republic Securities Company, LLC may use the Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the Notes but are not obligated to engage in such secondary market transactions and/or market-making transactions. The distribution of the Note Prospectus in connection with such offers or sales will be solely for the purpose of providing investors with the description of the terms of the Notes that was made available to investors in connection with the initial offering of the Notes. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding the issuer or for any purpose other than that described in the immediately preceding sentence. Each of MLPF&S and First Republic Securities Company, LLC may act as principal or agent, as the case may be, in these transactions, and any such sales will be made at prices related to prevailing market prices.

TS-6

The Index

The Index is published by MSCI and is intended to measure the performance of certain non-U.S. developed equity markets. The Index is a free float–adjusted market capitalization index with a base date of December 31, 1969 and an initial value of 100. The Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The Index currently consists of companies from the following 21 countries: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom. As of February 16, 2010, the five largest country weights were Japan (22.2%), the United Kingdom (21.5%), France (10.6%), Australia (8.4%) and Germany (7.7%), and the five largest sector weights were Financials (24.9%), Industrials (11.5%), Materials (10.2%), Consumer Staples (10.2%) and Consumer Discretionary (9.7%).

The Index is part of the MSCI Equity Indices series and is an MSCI Global Investable Market Index, which is an index family within the MSCI International Equity Indices. MSCI aims to include in its indices 85% of the free float–adjusted market capitalization in each industry sector, within each country included in an index.

“MSCI EAFE Index” is a trademark of MSCI Inc. (MSCI) and has been licensed for use by Eksportfinans ASA. The Notes are not sponsored, endorsed, sold or promoted by MSCI, and MSCI makes no representation regarding the advisability of investing in the Notes.

General - MSCI Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging and frontier markets.

The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, employ the global investable market indices methodology described below. The MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Small Cap Index contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:

  defining the equity universe;

  determining the market investable equity universe for each market;

  determining market capitalization size segments for each market;

  applying index continuity rules for the MSCI Standard Index;

  creating style segments within each size segment within each market; and

  classifying securities under the Global Industry Classification Standard (the GICS).

Defining the Equity Universe. Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (DM) or Emerging Markets (EM). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (REITs) in some countries and certain income trusts in Canada are also eligible for inclusion.

Country Classification of Eligible Securities: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

  Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

  Equity Universe Minimum Free Float–Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float–adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

TS-7

  DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The Annualized Traded Value Ratio (ATVR), a measure that screens out extreme daily trading volumes and takes into account the free float–adjusted market capitalization size of securities, is used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% ATVR is required for inclusion of a security in a market investable equity universe of a Developed Market, and a minimum liquidity level of 15% ATVR is required for inclusion of a security in a market investable equity universe of an Emerging Market.

  Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (FIF) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

  Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (IPO) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi–annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi–Annual Index Review.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size–based indices:

  Investable Market Index (Large + Mid + Small);

  Standard Index (Large + Mid);

  Large Cap Index;

  Mid Cap Index; or

  Small Cap Index.

Creating the size segment indices in each market involves the following steps:

  defining the market coverage target range for each size segment;

  determining the global minimum size range for each size segment;

  determining the market size–segment cutoffs and associated segment number of companies;

  assigning companies to the size segments; and

  applying final size–segment investability requirements.

Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s®, the Global Industry Classification Standard. Under the GICS, each company is assigned to one sub–industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI global investable market indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents replicability of the indices, index stability, and low index turnover. In particular, index maintenance involves:

(i)	Semi–Annual Index Reviews (SAIRs) in May and November of the Size Segment and Global Value and Growth Indices which include:

  updating the indices on the basis of a fully refreshed Equity Universe;

  taking buffer rules into consideration for migration of securities across size and style segments; and

  updating FIFs and Number of Shares (NOS).

TS-8

(ii)	Quarterly Index Reviews (QIRs) in February and August of the Size Segment Indices aimed at:

  including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

  allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

  reflecting the impact of significant market events on FIFs and updating NOS.

(iii)

Ongoing Event–Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Neither we nor any of our affiliates, including our selling agents, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in the Index or any successor to the Index. MSCI does not guarantee the accuracy or the completeness of the Index or any data included in the Index. MSCI assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the Index. MSCI disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Index or the manner in which the Index is applied in determining the amount payable on the Notes at maturity.

The following graph sets forth the monthly historical performance of the Index in the period from January 2005 through January 2010 This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time over the term of the Notes. On February 16, 2010, the closing level of the Index was 1,484.76.

Before investing in the Notes, you should consult publicly available sources for the levels and trading pattern of the Index. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in financial markets generally and the Index exhibiting greater volatility than in earlier periods.

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License Agreement

Our right to use the Index in connection with the Notes is subject to a license agreement between us and MSCI. In connection with that license, please note the following:

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD, OR PROMOTED BY MSCI, ANY OF ITS AFFILIATES, ANY OF ITS

INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING, OR CREATING THE MSCI EAFE INDEX (COLLECTIVELY, THE MSCI PARTIES). THE MSCI EAFE INDEX IS THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI EAFE INDEX ARE SERVICE MARKS OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED TO US FOR USE FOR CERTAIN PURPOSES. THE NOTES HAVE NOT BEEN PASSED ON BY ANY OF THE MSCI PARTIES AS TO THEIR LEGALITY OR SUITABILITY WITH RESPECT TO ANY PERSON OR ENTITY AND NONE OF THE MSCI PARTIES MAKES ANY WARRANTIES OR BEARS ANY LIABILITY WITH RESPECT TO THE NOTES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO US OR OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN ANY SECURITIES GENERALLY OR IN THIS OFFERING PARTICULARLY OR THE ABILITY OF THE MSCI EAFE INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS, AND TRADE NAMES AND OF THE MSCI EAFE INDEX, WHICH IS DETERMINED, COMPOSED, AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES, TO US, TO THE OWNERS OF THE NOTES, OR TO ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF US OR OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING, OR CALCULATING THE MSCI EAFE INDEX. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE AMOUNT THAT MAY BE PAID AT MATURITY ON THE NOTES. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO US OR TO OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR, OFFERING OF THE NOTES.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI EAFE INDEX FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY, AND/OR COMPLETENESS OF THE MSCI EAFE INDEX OR ANY DATA INCLUDED THEREIN OR THE RESULTS TO BE OBTAINED BY US, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF THE MSCI EAFE INDEX OR ANY DATA INCLUDED THEREIN AND NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS OF OR IN CONNECTION WITH THE MSCI EAFE INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES (INCLUDING, WITHOUT LIMITATION AND FOR PURPOSES OF EXAMPLE ONLY, ALL WARRANTIES OF TITLE, SEQUENCE, AVAILABILITY, ORIGINALITY, ACCURACY, COMPLETENESS, TIMELINESS, NON-INFRINGEMENT, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE AND ALL IMPLIED WARRANTIES ARISING FROM TRADE USAGE, COURSE OF DEALING, AND COURSE OF PERFORMANCE) WITH RESPECT TO THE MSCI EAFE INDEX AND ALL DATA INCLUDED THEREIN. WITHOUT LIMITING THE GENERALITY OF ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL (INCLUDING, WITHOUT LIMITATION, LOSS OF USE, LOSS OF PROFITS OR REVENUES, OR OTHER ECONOMIC LOSS), AND WHETHER IN TORT (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITY, AND NEGLIGENCE), CONTRACT, OR OTHERWISE, EVEN IF IT MIGHT HAVE ANTICIPATED, OR WAS ADVISED OF, THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller, or holder of the Notes, or any other person or entity, should use or refer to any MSCI trade name, trademark, or service mark to sponsor, endorse, market, or promote the Notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

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Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the Notes, including the following:

  In the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the Notes, we intend to treat the Notes as a single financial contract that is an "open transaction" for U.S. federal income tax purposes. Accordingly, you should not be required to accrue any income during the term of the Notes.

  Under this characterization, generally, any gain received on the sale, exchange or redemption, or at maturity, of the Notes will be treated as a capital gain while any loss will be treated as a capital loss. This capital gain or loss generally will be long-term capital gain or loss if you hold the notes for more than one year.

You should consult your tax adviser regarding the treatment of the Notes, including possible alternative characterizations.

Certain U.S. Federal Income Taxation Considerations

You should read the following discussion in conjunction with the discussion in the accompanying product supplement no. 6, prospectus supplement and the prospectus. The following discussion is based on the advice of Allen & Overy LLP and contains a general summary of the principal U.S. federal income tax consequences that may be relevant to the ownership of the Notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Taxation in the United States” in the accompanying product supplement no. 6, the prospectus supplement and the prospectus, which you should carefully review prior to investing in the Notes.

General. The Notes should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. Due to the absence of statutory, judicial or administrative authorities that directly address the characterization or treatment of the Notes or instruments that are similar to the Notes for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the IRS) or the courts will agree with the characterization and tax treatment described herein. Accordingly, you are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of an investment in the Notes (including alternative characterizations of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the characterization and treatment of the Notes described above.

Tax Treatment Prior to Maturity. A U.S. Holder should not be required to recognize taxable income over the term of the Notes prior to maturity, other than pursuant to a sale, exchange, redemption or settlement as described below.

Sale, Exchange, Redemption or Settlement of the Notes. Upon a sale, exchange or redemption of the Notes, or upon settlement of the Notes at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or settlement and the U.S. Holder’s tax basis in the Notes sold, exchanged, redeemed or settled. A U.S. Holder’s tax basis in the Notes should equal the amount paid by the U.S. Holder to acquire the Notes. Any capital gain or loss recognized upon a sale, exchange, redemption or settlement of a Note should be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year at such time.

Possible New Administrative Guidance and/or Legislation. From time to time, there may be legislative proposals or interpretive guidance addressing the tax treatment of financial instruments such as the Notes. We cannot predict the likelihood of any such legislation or guidance being adopted, or the ultimate impact on the Notes. For example, on December 7, 2007, the IRS released a notice stating that it and the Treasury Department (Treasury) are actively considering the proper U.S. federal income tax treatment of an instrument with terms similar to some of the Notes, including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of instruments having terms similar to some of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and Treasury are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, we intend to treat the Notes for U.S. federal income tax purposes in accordance with the treatment set forth in this section unless and until such time as the Treasury and IRS issue guidance providing that some other treatment is more appropriate.

You should review the “Taxation in the United States” section in the accompanying product supplement, the prospectus supplement and the prospectus for a further discussion of the U.S. federal income tax considerations and consult your own tax advisers as to the tax consequences of acquiring, holding and disposing of the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes on federal or other tax laws.

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Additional Terms of the Notes

You should read this terms supplement, together with the documents listed below (collectively, the Note Prospectus), which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this terms supplement. The Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

  Product supplement no. 6 dated February 23, 2010:
  http://www.sec.gov/Archives/edgar/data/700978/000089109210000684/e37836_424b2.htm

  Prospectus supplement and prospectus dated February 4, 2010:
  http://www.sec.gov/Archives/edgar/data/700978/000095012310008669/u08181fv3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 700978.

We have filed a registration statement (including a product supplement, prospectus supplement, and a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this terms supplement relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering, will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free 1-866-500-5408.

Structured Investments Classification

MLPF&S classifies certain structured investments (the Structured Investments), including the Notes, into four categories, each with different investment characteristics. The description below is intended to briefly describe the four categories of Structured Investments offered: Principal Protection, Enhanced Income, Market Participation, and Enhanced Participation. A Structured Investment may, however, combine characteristics that are relevant to one or more of the other categories. As such, a category should not be relied upon as a description of any particular Structured Investment.

Principal Protection: Principal Protected Structured Investments offer full or partial principal protection against decreases in the value of the underlying market measure (or increases in the value of the underlying market measure for bearish Structured Investments) at maturity, while offering market exposure and the opportunity for a better return than may be available from comparable fixed income securities. Principal protection may not be achieved if the investment is sold prior to maturity.

Enhanced Income: Structured Investments offering enhanced income may offer an enhanced income stream through interim fixed or variable coupon payments. However, in exchange for receiving current income, investors may forfeit upside potential on the underlying asset. These investments generally do not include the principal protection feature.

Market Participation: Market Participation Structured Investments can offer investors exposure to specific market sectors, asset classes, and/or strategies that may not be readily available through traditional investment alternatives. Returns obtained from these investments are tied to the performance of the underlying asset. As such, subject to certain fees, the returns will generally reflect any increases or decreases in the value of such assets. These investments are not structured to include the principal protection feature.

Enhanced Participation: Enhanced Participation Structured Investments may offer investors the potential to receive better than market returns on the performance of the underlying asset. Some structures may offer leverage in exchange for a capped or limited upside potential and also in exchange for downside risk. These investments are not structured to include the principal protection feature.

The classification of Structured Investments is meant solely for informational purposes and is not intended to fully describe any particular Structured Investment nor guarantee any particular performance.

“Accelerated Return Notes®” and “ARNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S.

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